Exhibit (d)(12)

Schedule A

(As of April 28, 2026)

List of Funds

Innovator Deepwater Frontier Tech ETF

Innovator Laddered Allocation Buffer ETF™

Innovator Laddered Allocation Power Buffer ETF™

Innovator S&P Investment Grade Preferred ETF